Elevation Series Trust 485BPOS

Exhibit 99(d)(18)

FIRST AMENDMENT TO THE ELEVATION SERIES TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

With

TRUEMARK INVESTMENTS, LLC AND

RIVERNORTH CAPITAL MANAGEMENT, LLC

This FIRST AMENDMENT dated July 23, 2025, to the Investment Sub-Advisory Agreement dated as of June 5, 2025 (the “Agreement”), entered into by and between TRUEMARK INVESTMENTS, LLC, a Delaware limited liability company with its principal place of business at 433 W. Van Buren Street, 1100-D, Chicago, IL 60607 (the “Adviser”), and RIVERNORTH CAPITAL MANAGEMENT, LLC, a Delaware limited liability company with its principal place of business at 360 South Rosemary Avenue, Suite 1420, West Palm Beach, Florida 33401 (the “Sub-Adviser”) and ELEVATION SERIES TRUST (the “Trust”), a Delaware statutory trust.

WITNESSETH

WHEREAS, the parties have entered into the Agreement, pursuant to which the Sub-Adviser renders investment advisory services to certain series of the Trust;

WHEREAS, the Trust, the Adviser and the Sub-Adviser desire to amend Schedule A to the Agreement to add the RiverNorth Active Income ETF as a series of the Trust covered under the Agreement, so that the Sub-Adviser may render investment sub-advisory services to the new series pursuant to the Agreement; and

WHEREAS, the Agreement allows for the amendment of the Agreement subject to certain conditions which have been met.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A of the Agreement is superseded and replaced with the Amended Schedule A attached hereto, for the purpose of adding the RiverNorth Active Income ETF, to be effective with respect to such Fund in accordance with Section 17 of the Agreement.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

TRUEMARK INVESTMENTS, LLC

By:	/s/ Michael Loukas
Name:	Michael N. Loukas
Title:	Chief Executive Officer

RIVERNORTH CAPITAL MANAGEMENT, LLC

By:	/s/ Marc Collins
Name:	Marcus Collins
Title:	General Counsel and Secretary

ELEVATION SERIES TRUST

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated July 23, 2025 by and among

TRUEMARK INVESTMENTS, LLC

And

RIVERNORTH CAPITAL MANAGEMENT, LLC

And

ELEVATION SERIES TRUST

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, as set forth below:

Fund	Fee
RiverNorth Enhanced Pre-Merger SPAC ETF RiverNorth Patriot ETF RiverNorth Active Income ETF	75% of the Net Profits (described below) 0.60% of the average daily net assets of the Fund. 75% of the Net Profits (described below)

1.	Definitions.

a.	“Adviser’s Fee” means the Fund’s management fee as stated in the Fund’s prospectus from time to time (currently 0.89% of AUM for the RiverNorth Enhanced Pre-Merger SPAC ETF and RiverNorth Active Income ETF).

b.	“Net Profit” for any fiscal period, means (A) the total of the Fund’s Adviser’s Fee as stated in the Fund’s prospectus from time to time received by the Adviser from the Fund during that period, less (B) the cumulative direct expenses incurred or paid by the Adviser during that period in relation to the Fund as provided for in the Investment Advisory Agreement.